Exhibit 99.1

CDI Corp. Reports Fourth Quarter and Full Year 2014 Results

PHILADELPHIA, March 3, 2015 /PRNewswire/ -- CDI Corp. (NYSE:CDI) (the "Company") today reported results for the fourth quarter and full year ended December 31, 2014.

"The fourth quarter represents the beginning of the transformation of the CDI platform. We are executing with a sense of urgency the cultural, operational and strategic initiatives to create value for our clients and shareholders," said President and Chief Executive Officer, Scott J. Freidheim. "People are at the center of any transformation, and I thank the entire CDI team for their commitment to our company and clients."

Fourth Quarter and Full Year Highlights:

  Fourth quarter 2014 revenue of $266.7 million, a decrease of 3.8% versus the fourth quarter of 2013; fiscal 2014 revenue of $1.123 billion, an increase of 3.2% versus fiscal 2013
  Fourth quarter 2014 Adjusted EBITDA of $9.0 million versus $9.1 million in the fourth quarter of 2013; fiscal 2014 Adjusted EBITDA of $40.1 million versus $34.5 million in fiscal 2013 1
  Adjusted earnings per diluted share of $0.18 in the fourth quarter of 2014 versus $0.18 in the fourth quarter of 2013; Adjusted earnings per diluted share of $0.84 in fiscal 2014 versus $0.67 in fiscal 2013 1

In the fourth quarter 2014, the Company's net loss attributable to CDI was $8.8 million, versus net income attributable to CDI of $2.4 million in the prior-year quarter. For fiscal 2014 net income attributable to CDI was $3.1 million versus $12.9 million in fiscal 2013.

In the fourth quarter 2014, the Company's net loss per diluted share was $0.45 versus earnings per diluted share of $0.12 in the prior-year quarter. In fiscal 2014 earnings per diluted share were $0.16 versus $0.65 in fiscal 2013.

In the fourth quarter 2014, the Company recorded $14.7 million of impairment charges related to certain businesses within the Global Engineering and Technology Solutions segment. This amount included charges to goodwill in the infrastructure business and, to intangibles and other assets in the data acquisition and analysis systems business. The Company also reported an aggregate pre-tax charge of $3.6 million due to the previously announced restructuring.

[1]

Adjusted EBITDA excludes from net (loss) income attributable to CDI interest, income taxes, depreciation and amortization expense, impairment charges, restructuring and other related costs, share-based compensation expense, leadership transition costs, and certain acquisition and litigation items. Adjusted EPS excludes from diluted earnings per common share impairment charges, restructuring and other related costs, leadership transition costs, certain acquisition and litigation items, and the related income tax effect. See the financial tables accompanying this release for more information on non-GAAP financial measures and the reconciliation of these measures to GAAP measures.

Business Segment Discussion

Global Engineering and Technology Solutions segment (GETS) reported $80.5 million in fourth quarter 2014 revenue, a 1.7% decrease versus the prior-year quarter. Revenue gains in Oil, Gas & Chemicals (OGC) and Hi-Tech were offset by lower revenue in Aerospace & Industrial Equipment (AIE) and continued weakness in the infrastructure and government services businesses, both reported in "Other." GETS reported an operating loss of $15.5 million in the fourth quarter of 2014 versus an operating profit of $3.8 million in the prior-year period. GETS reported operating loss in the fourth quarter 2014 includes $14.7 million of impairment charges, $1.8 million in restructuring charges and $0.7 million in a reserve related to litigation. Fourth quarter 2013 operating profit includes $2.4 million in restructuring charges, $3.3 million in benefits from a legal settlement and a benefit of $0.6 million related to a reduction in an acquisition earnout liability.

For the full year, GETS revenue rose 4.4% to $335.4 million. Fiscal 2014 operating loss was $8.3 million versus an operating profit of $11.4 million in the year-ago period. Fiscal 2014 operating profit includes the aforementioned impairment charges of $14.7 million, $2.2 million in restructuring charges, including $0.4 million related to the 2013 restructuring plan, and the aforementioned legal reserve. Fiscal 2013 operating profit includes a $2.4 million restructuring charge and a benefit of $5.1 million related to the aforementioned legal settlement and earnout reversal.

Professional Staffing Services segment (PSS) reported $171.4 million in revenue for the fourth quarter 2014, a 5.2% decrease when compared to the prior-year period. Revenue increases in OGC, AIE, and "Other," were more than offset by a decrease in Hi-Tech. PSS operating profit increased to $4.2 million versus $3.2 million in the prior-year fourth quarter. Fourth quarter 2014 and fourth quarter 2013 operating profit includes $1.3 million and $2.3 million, respectively, in restructuring charges.

Fiscal 2014 PSS revenue increased 2.8% to $728.7 million when compared to the prior year. Fiscal 2014 operating profit increased to $24.6 million versus $21.0 million in the prior year. Fiscal 2014 and 2013 operating profit includes $1.0 million and $2.3 million, respectively, in restructuring charges.

Management Recruiters International, Inc. (MRI) fourth quarter revenue increased 1.8% to $14.8 million in 2014 compared to the prior-year quarter, driven by an increase in contract staffing. MRI's fourth quarter operating profit decreased to $1.8 million compared to $1.9 million in the prior-year quarter. MRI's operating profit in both the fourth quarter of 2014 and 2013 includes $0.3 million in restructuring charges.

MRI full-year 2014 revenue rose 1.6% to $58.9 million driven by increases in contract staffing partially offset by lower royalty and franchise fee income. Fiscal 2014 operating profit decreased to $6.5 million versus $7.6 million in the prior year. Operating profit for both fiscal 2014 and 2013 includes $0.3 million in restructuring charges.

Balance Sheet and Liquidity

CDI ended the year with $36.3 million in cash and cash equivalents versus $45.5 million at the end of 2013. Net cash from operations was $14.8 million in 2014 versus $16.1 million generated in 2013.

Business Outlook

The Company anticipates revenue for the first quarter of 2015 in the range of $250 million to $260 million.

Conference Call

At 8:30 a.m. Eastern Time on March 4, 2015, Scott J. Freidheim, President and Chief Executive Officer, and Michael S. Castleman, Executive Vice President, will host a conference call to discuss the 2014 fourth quarter and full year results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE: CDI) provides client-focused engineering, information technology and staffing solutions. Our customers operate in a variety of industries, ranging from Oil, Gas & Chemicals to Aerospace & Industrial Equipment, and High Technology, and include corporate, federal, state and municipal entities. We serve customers through offices and delivery centers in the United States, Canada and the United Kingdom. We also provide staffing services through our global MRINetwork® of franchisees. Learn more at www.cdicorp.com

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully execute on our strategic plan or recently-announced realignment; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including the impact of sequestration on U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than pursuant to U.S. Generally Accepted Accounting Principles (GAAP). In particular, it includes Adjusted EBITDA and Adjusted EBITDA Margin which are adjusted to exclude interest, income taxes, depreciation, amortization, impairment charges, restructuring charges, share-based compensation, leadership transition costs, and certain acquisition and litigation items, and Adjusted EPS which is adjusted to exclude impairment charges, restructuring charges, leadership transition costs, certain acquisition and litigation items and the related income tax effect. We present these as supplemental measures of performance.

These non-GAAP measures have limitations as analytical tools, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EPS as analytical tools are: (i) these measures do not reflect all our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) these measures do not reflect changes in, or cash requirements for, our working capital needs; (iii) these measures do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) share-based compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it from Adjusted EBITDA as an expense when evaluating our ongoing operating performance for a particular period; (vi) these measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and (vii) other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

We present these non-GAAP financial measures because we believe these assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are also used by management in its evaluation of core operations and financial and operational decision-making.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except percentage and per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Consolidated Statements of Operations:	2014	2013	2014	2013

Revenue	$266,686	$277,114	$1,122,972	$1,087,859
Cost of services	218,177	224,866	916,415	881,218
Gross profit	48,509	52,248	206,557	206,641
Operating and administrative expenses (1), (2), (3)	45,052	42,717	182,873	180,009
Restructuring and other related costs (4), (5), (6)	3,573	5,716	3,645	5,716
Impairment (7)	14,653	—	14,653	—
Operating profit (loss)	(14,769)	3,815	5,386	20,916
Other income (expense), net	(21)	(98)	(228)	(268)
Income (loss) before income taxes	(14,790)	3,717	5,158	20,648
Income tax expense (benefit)	(5,873)	1,385	2,141	7,700
Net income (loss)	(8,917)	2,332	3,017	12,948
Less: Income (loss) attributable to the noncontrolling interest	(135)	(95)	(65)	64
Net income (loss) attributable to CDI	$(8,782)	$2,427	$3,082	$12,884

Earnings (loss) per common share:
Basic	$(0.45)	$0.13	$0.16	$0.66
Diluted	$(0.45)	$0.12	$0.16	$0.65
Weighted-average shares outstanding - Basic	19,620	19,491	19,577	19,442
Weighted-average shares outstanding - Diluted	19,620	19,777	19,790	19,739

	December 31,
Selected Balance Sheet Data:	2014	2013

Cash and cash equivalents	$36,324	$45,479
Accounts receivable, net	219,578	230,613
Total current assets	269,095	291,227
Total assets	372,220	405,807
Total current liabilities	82,843	103,236
Total CDI shareholders' equity	273,650	284,308

	Year ended
	December 31,
Selected Cash Flow Data:	2014	2013

Net cash provided by operating activities	$14,788	$16,100
Depreciation and amortization	10,717	10,346
Capital expenditures	8,774	7,529
Dividends paid to shareholders	10,176	7,589

	Three months ended		Year ended
	December 31,		December 31,
Selected Earnings and Other Financial Data:	2014	2013	2014	2013

Gross profit margin	18.2%	18.9%	18.4%	19.0%
Operating and administrative expenses as a percentage of revenue	16.9%	15.4%	16.3%	16.5%
Operating margin	(5.5)%	1.4%	0.5%	1.9%
Effective income tax rate	39.7%	37.3%	41.5%	37.3%

	Three months ended		Year ended
	December 31,		December 31,
Non-GAAP Financial Measures:	2014	2013	2014	2013

Adjusted EBITDA (8)	$8,964	$9,083	$40,104	$34,534
Adjusted EBITDA margin (8)	3.4%	3.3%	3.6%	3.2%
Adjusted EPS (8)	$0.18	$0.18	$0.84	$0.67

	Three months ended		Year ended
	December 31,		December 31,
Selected Segment Data:	2014	2013	2014	2013

Global Engineering and Technology Solutions (GETS)
Revenue:
Oil, Gas and Chemicals (OGC)	$35,297	$31,015	$142,351	$122,478
Aerospace and Industrial Equipment (AIE)	15,968	20,334	73,420	74,729
Hi-Tech	7,854	7,705	32,145	30,409
Other	21,333	22,752	87,466	93,673
Total revenue	$80,452	$81,806	$335,382	$321,289
Gross profit	$20,508	$22,857	$90,104	$89,801
Gross profit margin	25.5%	27.9%	26.9%	28.0%
Operating profit (2), (3), (4), (5), (6), (7)	$(15,456)	$3,759	$(8,256)	$11,398
Operating profit margin	(19.2)%	4.6%	(2.5)%	3.5%

Professional Staffing Services (PSS)
Revenue:
OGC	$43,423	$42,928	$184,289	$144,411
AIE	21,194	18,144	82,910	74,784
Hi-Tech	50,333	65,803	228,199	277,782
Other	56,441	53,854	233,288	211,621
Total revenue	$171,391	$180,729	$728,686	$708,598
Gross profit	$20,842	$22,413	$88,738	$89,546
Gross profit margin	12.2%	12.4%	12.2%	12.6%
Operating profit (4), (5), (6)	$4,215	$3,209	$24,594	$21,032
Operating profit margin	2.5%	1.8%	3.4%	3.0%

Management Recruiters International (MRI)
Revenue:
Contract Staffing	$11,327	$11,047	$45,807	$44,328
Royalties and Franchise Fees	3,516	3,532	13,097	13,644
Total revenue	$14,843	$14,579	$58,904	$57,972
Gross profit	$7,159	$6,978	$27,715	$27,294
Gross profit margin	48.2%	47.9%	47.1%	47.1%
Operating profit (4), (5), (6)	$1,798	$1,927	$6,531	$7,603
Operating profit margin	12.1%	13.2%	11.1%	13.1%

(1)

In the first quarter of 2014, the Company recorded an aggregate $0.9 million charge to net income related to the separation of the Company's former CEO that was comprised of a $0.7 million pre-tax charge ($0.4 million after tax) to operations and an additional $0.5 million charge to income tax expense for the write-off of certain deferred tax assets related to the forfeiture of outstanding equity awards.

(2)

In the fourth quarter of 2013, the Company's GETS segment recorded a $3.3 million benefit to "Operating and administrative expenses" in the consolidated statement of operations related to the settlement of legal claims pursued by the Company.

(3)

In the fourth quarter of 2013 and for the full year 2013, the Company's GETS segment recorded benefits of $0.6 million and $1.8 million, respectively, to "Operating and administrative expenses" related to the reduction of an acquisition earnout liability.

(4)

In the fourth quarter of 2014, the Company recorded an aggregate charge of $3.6 million (comprised of GETS $1.8 million; PSS $1.3 million; MRI $0.3 million; and Corporate $0.2 million) to "Restructuring and other related costs" in the consolidated statement of operations related to the 2014 restructuring plan initiated in December 2014.

(5)

In 2014, the Company recorded an aggregate charge of $3.6 million (comprised of GETS $2.2 million; PSS $1.0 million; MRI $0.3 million; and Corporate $0.1 million) to "Restructuring and other related costs" in the consolidated statement of operations related to restructuring plans initiated in December of 2013 and 2014.

(6)

In the fourth quarter of 2013, the Company recorded an aggregate charge of $5.7 million (comprised of GETS $2.4 million; PSS $2.3 million; MRI $0.3 million; and Corporate $0.7 million) to "Restructuring and other related costs" in the consolidated statement of operations related to the 2013 restructuring plan initiated in December 2013.

(7)	In the fourth quarter of 2014, the Company's GETS segment recorded $14.7 million of charges to "Impairment" related to the impairment of goodwill, definite-lived intangibles and other assets.
(8)

Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. Adjusted EBITDA excludes from net income (loss) attributable to CDI, interest, income taxes, depreciation and amortization expense, impairment charges, restructuring and other related costs, share-based compensation expense, leadership transition costs, and certain acquisition related and litigation items. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Adjusted EPS excludes from diluted earnings per common share, impairment charges, restructuring and other related costs, leadership transition costs, certain acquisition related and litigation items, and the related specific income tax effect. See reconciliation of these non-GAAP financial measures to U.S. GAAP financial measures below.

Reconciliations of non-GAAP Financial Measures to U.S. GAAP Financial Measures:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to CDI to Adjusted EBITDA:
Net income (loss) attributable to CDI	$(8,782)	$2,427	$3,082	$12,884
Interest expense, net	45	47	196	153
Income tax (benefit) expense	(5,873)	1,385	2,141	7,700
Depreciation and amortization	2,647	2,697	10,717	10,346
Impairment (a)	14,653	—	14,653	—
Restructuring and other related costs (b)	3,573	5,716	3,645	5,716
Share-based compensation (c)	1,047	681	2,708	2,827
Leadership transition (d)	954	—	2,262	—
Acquisition related (e)	—	(620)	—	(1,842)
Litigation (f)	700	(3,250)	700	(3,250)
Adjusted EBITDA	$8,964	$9,083	$40,104	$34,534
Adjusted EBITDA margin	3.4%	3.3%	3.6%	3.2%

EPS to Adjusted EPS:
Earnings (loss) per common share - diluted	$(0.45)	$0.12	$0.16	$0.65
Impairment (a)	0.75	—	0.74	—
Restructuring and other related costs (b)	0.18	0.29	0.18	0.29
Leadership transition (d)	0.05	—	0.11	—
Acquisition related (e)	—	(0.03)	—	(0.10)
Litigation (f)	0.04	(0.16)	0.04	(0.16)
Income tax effect (g)	(0.39)	(0.04)	(0.39)	(0.01)
Adjusted EPS	$0.18	$0.18	$0.84	$0.67

(a)	Represents "Impairment" in the consolidated statements of operations related to the impairment of goodwill, definite-lived intangibles and other assets.
(b)	Represents "Restructuring and other related costs" in the consolidated statements of operations related to restructuring plans undertaken during 2013 and 2014.
(c)	Represents share-based compensation expense included in "Operating and administrative expense" in the consolidated statements of operations.
(d)	Represents charges associated with the CEO and other executive leadership changes in 2014 included in "Operating and administrative expense" in the consolidated statements of operations.
(e)	Represents the impact of the reduction of an acquisition earnout liability included in "Operating and administrative expense" in the consolidated statements of operations.
(f)

Represents the impact to "Operating and administrative expense" in the consolidated statements of operations for the 2013 benefit related to the settlement of legal claims and a 2014 charge related to a legal claim.

(g)	Represents the aggregate income tax effect of each of the adjustments to diluted earnings per common share based on the specific income tax effect.

CONTACT: Vincent Webb, Vice President, Investor Relations and Communications, 215-636-1240, Vince.Webb@cdicorp.com